EXHIBIT 99

RE: Hardinge Inc. One Hardinge Drive Elmira, NY 14902 Nasdaq: HDNG

AT THE COMPANY:	FINANCIAL RELATIONS BOARD:
Richard L. Simons	John McNamara

Exec VP & CFO

General Inquiries
(607) 378-4202	(212) 445-8435

Wednesday, November 3, 2004

HARDINGE ACQUIRES BRIDGEPORT’S BRAND AND EUROPEAN SALES AND SERVICE OPERATIONS

ELMIRA, N.Y., November 3, 2004 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, announced today that it has purchased the intellectual property rights and certain assets associated with Bridgeport’s worldwide operations from Bridgeport International, a portfolio company of American Capital Strategies Ltd. (Nasdaq:ACAS).

Hardinge has acquired the name, trademarks, copyrights, designs, patents, know-how, and all other intangibles associated with Bridgeport’s machine tool business throughout the world, with the exception of the Bridgeport knee mill business which Hardinge has the rights to under a previous licensing agreement announced in September, 2002.  Hardinge is also acquiring certain operating assets to allow it to carry on Bridgeport’s sales, service and support operations in Europe.  The total consideration is $7,250,000, most of which will be recorded as an intangible asset, and will be paid in cash funded by the Company’s revolving loan agreement.  In addition Hardinge is acquiring finished goods (CNC machining centers) worth over $4,100,000 to enable uninterrupted service to the marketplace and to fill existing customer orders.

Hardinge will provide uninterrupted sales, service and support to Bridgeport’s customers from offices in Leicester, England and Raamsdonksveer, Holland, formerly owned by Bridgeport.  The people involved in these operations will be integrated into Hardinge’s existing UK sales and service subsidiary, Hardinge Machine Tools Limited.  Hardinge will not be acquiring the Bridgeport manufacturing operation in Leicester, which is in receivership.  Hardinge currently has over 800,000 square feet of manufacturing capacity in its operations in the United States, Switzerland, Taiwan and China.

Mr. J. Patrick Ervin, Chairman, President, and CEO of Hardinge commented, “This transaction provides Hardinge with a brand name that has long been associated with quality vertical and horizontal machining centers.  It instantly broadens our product line to include vertical machining centers that feature Heidenhain controls, which have long been a successful product offering in the European markets, horizontal machining centers and five-axis vertical machining centers.  These products will complement Hardinge’s existing vertical machining centers made by our Taiwan factory and enable us to sell machining centers under a strong brand name, Bridgeport.  It will allow us to provide our worldwide customers with a broader range of solutions to their machining needs, with the Hardinge branded high precision lathes, Kellenberger cylindrical grinding machines, Hauser jig grinding machines, Tschudin high production cylindrical grinding machines, Tripet high production internal grinding machines, Hardinge branded collets, chucks, indexing fixtures and other industrial products as well as Bridgeport knee mills and machining centers.”

“We are excited to continue the tradition of the Bridgeport name and to provide worldwide customers with uninterrupted service and spare parts support for the large installed base of Bridgeport machines.  In Europe, we will be adding approximately 60 knowledgeable, dedicated and hardworking people to our organization who are experienced in dealing with Bridgeport products and machine tools in general.  This further strengthens our commitment to our European customers,” Mr. Ervin continued.

Mr. Ervin said, “We anticipate that this will add sales of at least $30,000,000 in 2005, depending on market conditions.  We believe there is upside potential as we begin to more aggressively promote the Bridgeport products in the United States and Asia.  There will be some start up costs incurred in the fourth quarter of 2004, but we anticipate that the transaction will be accretive to our earnings next year.”

“We will continue to look for opportunities to expand our product lines and global reach in the machine tool market.  Today’s announcement comes after a long period of evaluating ways to bring Bridgeport’s strong brand into our portfolio.  Hardinge’s  growth strategy was started over a decade ago, and we remain committed to being a consolidator of valuable brands and operations in our industry.  We believe we can grow our sales and our profitability by providing our customers with more products and more support wherever they have needs for the finest machine tools’” Mr. Ervin concluded.

As previously announced, Hardinge will release its third quarter and year-to-date results for the periods ended September 30, 2004 on Thursday, November 04, 2004.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

Bridgeport International is a portfolio company of American Capital Strategies Ltd. (Nasdaq: ACAS).  American Capital is a publicly traded buyout and mezzanine fund with capital resources exceeding $4.2 billion.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.